Exhibit 99.1

               U.S. Physical Therapy Announces Preliminary Figures
                         and 2003 Earnings Release Date

    HOUSTON--(BUSINESS WIRE)--Jan. 20, 2004--U.S. Physical Therapy, Inc. (Nasdaq National Market: USPH) announced today that it will issue its financial results for the fourth quarter and year ended December 31, 2003 on Thursday, March 4th. Results will be released on that date before the opening of the stock market.
    U.S. Physical Therapy's management will host a conference call at 9:30 am Eastern Time/8:30 am Central Time on March 4th to discuss fourth quarter and year-end 2003 results and other corporate developments including actions being taken to improve operating performance.
    On September 22, 2003, U.S. Physical Therapy issued a news release advising that lower than expected patient visits were adversely effecting the Company's level of profitability. In the news release it was noted that absent a significant increase in patient visits in the fourth quarter, that the Company's financial results for the quarter and full year were anticipated to be down from 2002. In the release, management stated that they were withdrawing 2003 earnings guidance.
    Actual patient visits realized in the fourth quarter were in fact less than had been anticipated earlier in the year. Based upon preliminary internal unaudited financial results, the Company expects to report $.10 to $.12 diluted earnings per share for the fourth quarter and $.59 to $.61 diluted earnings per share for the full year 2003.
    To listen to the March 4th conference call, please go to www.usph.com and click on conference calls under the Investor Relations section. To listen to the call live, listeners will need to go to the website before the scheduled start time on the 4th in order to register, download and install any necessary audio software. Those unable to listen to the live conference call may access a post conference replay after the date of the call at U.S. Physical Therapy's website.
    Founded in 1990, U.S. Physical Therapy, Inc. operates 242 outpatient physical and/or occupational therapy clinics in 35 states and manages five physical therapy facilities for third parties. The Company's clinics provide post-operative care for a variety of orthopedic-related disorders and sports-related injuries, treatment for neurologically-related injuries, rehabilitation of injured workers and preventative care. U.S. Physical Therapy is included on the Russell 2000 and Russell 3000 Indexes.
    This press release contains forward-looking statements (often using words such as "believes," "expects," "intends," "plans," "appear," "should" and similar words), which involve numerous risks and uncertainties. Included among such statements are those relating to opening of new clinics, availability of personnel and reimbursement environment. The forward-looking statements are based on the Company's current views and assumptions, and the Company's actual results could differ materially from those anticipated in such forward-looking statements as a result of certain risks, uncertainties, and factors, which include, but are not limited to:

    --  general economic, business, and regulatory conditions;

    --  competition;

    --  federal and state regulations;

    --  availability, terms, and use of capital;

    --  availability of skilled physical therapists; and

    --  weather.

    Please see the Company's filings with the Securities and Exchange Commission for more information on these factors. Management undertakes no obligation to update any forward-looking statement, whether as the result of actual results, changes in assumptions, new information, future events, or otherwise.


    CONTACT: U.S. Physical Therapy, Inc., Houston
             Roy Spradlin or Larry McAfee, 713-297-7000